EXHIBIT 99

                    Report of Independent Public Accountants

To The Fairchild Corporation:

     We have audited the accompanying consolidated balance sheets of The Fairchild Corporation (a Delaware corporation) and subsidiaries as of June 30, 2001 and 2000, and the related consolidated statements of earnings, stockholders' equity and cash flows for the three years in the period ended June 30, 2001. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We did not audit the financial statements of Nacanco Paketleme (see Note 6), an investment that was sold in July 1999 and until then, was reflected in the accompanying consolidated financial statements using the equity method of accounting. The investment in Nacanco Paketleme represented 1 percent of total assets as of June 30, 1999, and the equity in its net income represented 11 percent of earnings from continuing operations for the year ended June 30, 1999. The statements of Nacanco Paketleme were audited by other auditors whose report has been furnished to us, and our opinion, insofar as it relates to the amounts included for Nacanco Paketleme, is based on the report of other auditors.

     We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, based on our audits and the report of other auditors, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of The Fairchild Corporation and subsidiaries as of June 30, 2001 and 2000, and the results of their operations and their cash flows for each of the three years in the period ended June 30, 2001, in conformity with accounting principles generally accepted in the United States.

     Our audit was made for the purpose of forming an opinion on the basic financial statements taken as a whole. Schedules I and II in Item 14 of Part IV of the Form 10-K is presented for purposes of complying with the Securities and Exchange Commission's rules and is not part of the basic financial statements. These schedules have been subjected to the auditing procedures applied in the audit of the basic financial statements and, in our opinion, fairly state in all material respects the financial data required to be set forth therein in relation to the basic financial statements taken as a whole.


                                    /s/ ARTHUR ANDERSEN LLP


Vienna, VA
September 7, 2001

LEGEND FOR AUDIT OPINION

This is a copy of the audit report previously issued by Arthur Andersen in connection with the Company's filing of its Annual Report on Form 10-K for the fiscal year ended June 30, 2001, prior to certain balance sheet reclassification. This audit report has not been reissued by Arthur Andersen in connection with this Annual Report on Form 10-K. See Exhibit 23.2 for further discussion.